Exhibit 10.1

MOBILE MINI ANNOUNCES CHIEF OPERATING OFFICER TRANSITION

Phillip H. Hobson Appointed Executive Vice President, Operations

FOR IMMEDIATE RELEASE

Tempe, AZ – April 9, 2013 — Mobile Mini, Inc. (NASDAQ GS: MINI) today announced that Chief Operating Officer Jody Miller has decided to leave the Company at the end of April. The Company has appointed Phillip H. Hobson as Executive Vice President, Operations to succeed Mr. Miller. Mr. Hobson previously served as Senior Vice President, Operations–Northern Division at RSC Holdings Inc. until it was acquired by United Rentals, Inc. in April 2012.

Mr. Hobson, age 46, will assume responsibility for the Company’s North American operations as of April 11th and will report to Erik Olsson, President and Chief Executive Officer.

“Phil has a long and successful track record in the rental industry and we are very pleased he has accepted this crucial role with Mobile Mini,” said Mr. Olsson. “Phil has demonstrated experience in sharpening operating focus and achieving strong sustained financial growth, which has earned him a well deserved reputation for excellence. Combining his experience with the company’s proven business model will produce significant opportunities for creating value for shareholders, servicing our customers, and engaging our employees.”

Mr. Hobson served as RSC’s Senior Vice President, Operations–Northern Division from 2009 until 2012, during which he was responsible for over $700 million in annual total revenues, 190 rental locations across the Northern U.S. and Canada, 1,800 employees and $1.1 billion in rental assets. From 2007-2009, Mr. Hobson was RSC’s Senior Vice President, Corporate Operations where his duties included responsibility for marketing, IT, purchasing, fleet management, its customer care call center, operational excellence, national accounts and M&A. Mr. Hobson joined RSC in 1998 and served in various financial roles of increasing responsibility until becoming involved in operations in 2005.

Mr. Hobson is an economics graduate of the University of California at Santa Cruz.

“We have assured a smooth transition by having Phil and Jody work side by side for a period of time. On behalf of the company I want to thank Jody for all his hard work, dedication and strong contributions over the years at Mobile Mini,” said Mr. Olsson. “We wish him all the best as he pursues the next phase of his career.”

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com

This news release contains forward-looking statements, particularly regarding the momentum of our business and our expectations regarding results this year, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Mobile Mini, Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward looking statements is set forth in Mobile Mini, Inc.‘s most recent report on Form 10-K and Mobile Mini’s other documents on file with the Securities and Exchange Commission. Mobile Mini, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241 www.mobilemini.com